Exhibit 2

                                CLOSING AGREEMENT
                                -----------------



         This CLOSING AGREEMENT (this "Agreement") is made as of the 31st day of October, 1999 among Shiloh Industries, Inc., a Delaware corporation (the "Parent"), Shiloh Automotive, Inc., an Ohio corporation ("Buyer"), and MTD Products Inc, an Ohio corporation ("Seller").


                                    RECITALS
                                    --------

         WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of June 21, 1999, among Parent, Buyer and Seller (the "Purchase Agreement"), Seller agreed to sell, and Buyer agreed to purchase, substantially all of the assets of the Business (as defined in the Purchase Agreement); and

         WHEREAS, Parent, Buyer and Seller desire to enter into this Agreement to (i) amend certain provisions of the Purchase Agreement and (ii) memorialize certain other agreements among the parties.

         NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Parent, Buyer and Seller hereby agree as follows:

         1. DEFINITIONS. Unless otherwise defined herein, capitalized terms shall have the meanings given to them in the Purchase Agreement.

         2. SECTION 6.4. Section 6.4 of the Purchase Agreement is hereby deleted and of no further force and effect.

         3. WORKING CAPITAL ADJUSTMENT. If the accounts receivable payments from Ford Motor Company (the "Ford Receivable Payment") dated on or before November 1, 1999 are received by the Division after November 1, 1999, then, notwithstanding anything in the Purchase Agreement to the contrary, the parties, in calculating the Closing Net Working Capital, shall take into account such amount as if the Ford Receivable Payment had been received by the Division on or prior to November 1, 1999; PROVIDED that (i) the invoices being paid by the Ford Receivable Payment are being paid in the ordinary course of business on an unaccelerated basis, and (ii) Seller provides Buyer and Parent with documentation, in form and substance reasonably satisfactory to Buyer and Parent, confirming that such invoices are being paid in the ordinary course of business on an unaccelerated basis.

         4. SECTION 6.2(a) AND 6.2(b) OF THE PURCHASE AGREEMENT. (a) The definitions of Transfer Plan Liabilities for purposes of Sections 6.2(a) and 6.2(b), respectively, of the Purchase Agreement are hereby amended as follows:

         "TRANSFER PLAN LIABILITIES" means, for New Plan 1, $4,513,000. "TRANSFER PLAN LIABILITIES" means, for New Plan 2, $11,105,000. (b) The actual assets transferred on behalf of the Liverpool Plan and the Parma Plan to New Plan 1 and New Plan 2, respectively, from Seller's Master Trust shall be an amount equal to the value of the Master Trust Units held by the Liverpool Plan and Parma Plan sufficient to satisfy the Transfer Plan Liabilities for both New Plan 1 and New Plan 2. Such assets shall be a proportionate share of each investment held by Seller's Master Trust managed by Mellon Trust and Oak Associates, Inc. ("Managed Assets"). The portion of each investment asset transferred in kind to New Plan 1 and New Plan 2 shall be determined by multiplying the aggregate value of such investment assets as of the Closing Date by a fraction, the numerator of which is the aggregate of $15,618,000 for New Plan 1 and New Plan 2 and the denominator of which is the aggregate value of all of the Managed Assets held by the Master Trust as of the Closing Date.

         5. CERTAIN EMPLOYEE BENEFIT MATTERS. At the Closing, Parent, Buyer and Seller shall enter into the letter agreements attached hereto as EXHIBIT A and EXHIBIT B with respect to welfare benefits and qualified retiree benefits, respectively, which letter agreements are incorporated by reference into the Purchase Agreement.

         6. LETTER AGREEMENT RELATING TO LAWNMOWER BLADES. At the Closing, Parent, Buyer and Seller shall enter into the letter agreement attached hereto as EXHIBIT C relating to the manufacture of lawnmower blades, which letter agreement is incorporated by reference into the Purchase Agreement.

         7. AUTOMOTIVE PARTS - TRANSFER SALES. If, after the Closing, Buyer or Seller determines that any automotive parts historically produced by Seller at locations other than at the Division's W. 130th or Liverpool facilities, the sales of which have been included in the Division's historical financial statements, such parts shall be deemed to be included on Schedule 4.4(a) as if such parts had been listed on such schedule at the time the Purchase Agreement was executed. The price of such newly identified parts shall be determined on the same basis as the prices on the original Schedule 4.4(a) were determined.

         8. CLOSING CONDITION. Parent, Buyer and Seller agree that the Closing shall occur upon Seller's receipt of the Purchase Price pursuant to Section 2.2, which shall be the first Business Day after the date hereof. Parent, Buyer and Seller agree to use the date that the Seller receives the Purchase Price as the Closing Date on the parties' respective Internal Revenue Service Form 8594. The transactions contemplated by the Purchase Agreement shall be deemed effective as of 12:01 a.m. on the Closing Date.

         9. INACTIVE HOURLY EMPLOYEES. Pursuant to Section 6.1 of the Purchase Agreement, Buyer shall hire all hourly employees of the Division who are on inactive status on the Closing Date (the "Inactive Hourly Employees"). Seller agrees to promptly reimburse Buyer upon receipt of reasonable documentary evidence thereof for any and all costs or liabilities incurred by Buyer relating to the Inactive Hourly Employee until such employees return to active status and are hired by Buyer.



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



         10. MISCELLANEOUS.

            (a) Except as set forth herein, the Purchase Agreement shall remain in full force and effect.

            (b) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

            (c) In the event of a conflict between the terms of this Agreement and the terms of the Purchase Agreement, the terms of this Agreement shall control.

            (d) This Agreement shall be governed by, and shall be construed and enforced in accordance with, the law of the State of Ohio without regard to conflicts of law principles.

            (e) The provisions of this Agreement and the Exhibits hereto shall, for all purposes of the Purchase Agreement, be deemed to be incorporated by reference into the Purchase Agreement and subject to all terms of the Purchase Agreement, including Article IX thereof.



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



         IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be duly executed and delivered as of the date first above written.


                                           SHILOH INDUSTRIES, INC.

                                           By:  /s/ John F. Falcon
                                             --------------------------------
                                              Name: John F. Falcon
                                              Title: President and Chief
                                                     Executive Officer

                                           SHILOH AUTOMOTIVE, INC.

                                           By:  /s/ John F. Falcon
                                             --------------------------------
                                              Name: John F. Falcon
                                              Title: President

                                            MTD PRODUCTS INC


                                           By:  /s/ Ronald C. Houser
                                             --------------------------------
                                              Name: Ronald C. Houser
                                              Title: Chief Financial Officer


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